Exhibit 5.1

[Goodwin Procter LLP Letterhead]

May 17, 2023

Boston Properties, Inc.

Boston Properties Limited Partnership

Prudential Center

800 Boylston Street, Suite 1900

Boston, MA 02199

Re:	Securities Being Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed as of the date hereof with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) debt securities (the “BXP Debt Securities”) of Boston Properties, Inc., a Delaware corporation (the “Company”), (ii) the Company’s common stock, par value $0.01 per share (the “Common Stock”), (iii) the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”), which may be issued as such or in the form of depositary shares (the “Depositary Shares”) evidenced by depositary receipts issued against deposit of shares of Preferred Stock pursuant to a deposit agreement to be entered into between the Company and a bank or trust company selected by the Company (the “Depositary”), (iv) warrants to purchase Common Stock or Preferred Stock (the “Warrants”), (v) stock purchase contracts of the Company (the “Stock Purchase Contracts”), obligating the holders thereof to purchase from or sell to the Company, or the Company to sell to or purchase from such holders, shares of Common Stock or Preferred Stock or Depositary Shares at a future date or dates, (vi) debt securities (the “OP Debt Securities”) of Boston Properties Limited Partnership, a Delaware limited partnership and the subsidiary through which the Company owns substantially all its properties and assets and conducts its business (the “Operating Partnership”), (vii) guarantees by the Operating Partnership of BXP Debt Securities (the “OP Guarantees”) and (viii) guarantees by the Company of OP Debt Securities (the “BXP Guarantees”). The BXP Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Warrants, Stock Purchase Contracts, OP Debt Securities, OP Guarantees and BXP Guarantees are referred to collectively herein as the “Securities.” Securities may be issued in an unspecified principal amount (with respect to BXP Debt Securities, OP Debt Securities, OP Guarantees, and BXP Guarantees) or in an unspecified number (with respect to Common Stock, Preferred Stock, Depositary Shares, Warrants and Stock Purchase Contracts). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

Boston Properties, Inc.

Boston Properties Limited Partnership

May 17, 2023

The opinions set forth below are limited to the Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act (collectively, the “Delaware Statutes”), the law of New York, and the federal law of the United States. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “blue sky” laws, or (ii) state or federal antitrust laws.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that (i) each of the BXP Debt Securities, OP Debt Securities and Warrants, and the indentures, warrant agreements and other agreements governing Securities offered pursuant to the Registration Statement will be governed by the internal law of New York and (ii) after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued shares of Common Stock or Preferred Stock, as applicable, together with the total number of shares of such stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including, without limitation, any Stock Purchase Contract), as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock or Preferred Stock, as applicable, then available for issuance under the Company’s certificate of incorporation, as amended and then in effect (the “Certificate of Incorporation”).

For purposes of the opinions set forth below, we refer to the following as the “Future Approval and Issuance” of Securities:

i.

with respect to any of the Securities, (a) the approval by the Company and/or the Operating Partnership, as applicable, of the amount, terms and issuance of such Securities (the “Approval”) and (b) the issuance of such Securities in accordance with the Approval upon the receipt by the Company and/or the Operating Partnership, as applicable, of the consideration (which, in the case of shares of Common Stock or Preferred Stock, is not less than the par value of such shares) to be paid in accordance with the Approval;

ii.

with respect to BXP Debt Securities, OP Debt Securities, BXP Guarantees and OP Guarantees, (a) the approval, execution and delivery of the indenture or a supplemental indenture relating to such Securities by each of the Company and/or the Operating Partnership, as applicable, and the trustee thereunder, (b) the establishment of the terms of such Securities by the Company and/or the Operating Partnership, as applicable, in conformity with the applicable indenture or supplemental indenture and applicable law, and (c) the execution, authentication and issuance of such Securities in accordance with the applicable indenture and applicable law;

Boston Properties, Inc.

Boston Properties Limited Partnership

May 17, 2023

iii.

with respect to Preferred Stock, (a) the establishment of the terms of such Preferred Stock by the Company in conformity with the Certificate of Incorporation and applicable law and (b) the execution, acknowledgement and filing with the Secretary of State of the State of Delaware, and the effectiveness of, a certificate of designations to the Certificate of Incorporation setting forth the terms of such Preferred Stock in accordance with the Certificate of Incorporation and applicable law;

iv.

with respect to Depositary Shares, (a) the approval, execution and delivery by the Company and the Depositary of the deposit agreement under which such Depositary Shares are to be issued, (b) the establishment of the terms of such Depositary Shares by the Company in conformity with the deposit agreement and applicable law, (c) the approval, issuance and delivery to the Depositary of the shares of Preferred Stock represented by the Depositary Shares in accordance with the Certificate of Incorporation and applicable law, and (d) the execution, countersignature and issuance of depositary receipts evidencing the Depositary Shares in accordance with the deposit agreement and applicable law; and

v.

with respect to Warrants and Stock Purchase Contracts, (a) the approval, execution and delivery by the Company and any other parties thereto of any agreement under which such Securities are to be issued, and (b) the establishment of the terms of such Securities and the issuance of such Securities in conformity with those terms, the terms of any applicable agreement and applicable law.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

(1)	Upon the Future Approval and Issuance of BXP Debt Securities, such BXP Debt Securities will be valid and binding obligations of the Company.

(2)	Upon the Future Approval and Issuance of shares of Common Stock, such shares of Common Stock will be validly issued, fully paid and nonassessable.

(3)	Upon the Future Approval and Issuance of shares of Preferred Stock, such shares of Preferred Stock will be validly issued, fully paid and nonassessable.

(4)

Upon the Future Approval and Issuance of Depositary Shares, such Depositary Shares will be validly issued and will entitle the holders thereof to the rights specified in such Depositary Shares and the deposit agreement.

(5)	Upon the Future Approval and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company.

Boston Properties, Inc.

Boston Properties Limited Partnership

May 17, 2023

(6)	Upon the Future Approval and Issuance of Stock Purchase Contracts, such Stock Purchase Contracts will be valid and binding obligations of the Company.

(7)	Upon the Future Approval and Issuance of OP Debt Securities, such OP Debt Securities will be valid and binding obligations of the Operating Partnership.

(8)	Upon the Future Approval and Issuance of OP Guarantees, such OP Guarantees will constitute valid and binding obligations of the Operating Partnership.

(9)	Upon the Future Approval and Issuance of BXP Guarantees, such BXP Guarantees will constitute valid and binding obligations of the Company.

The opinions expressed above, as they relate to the BXP Debt Securities, Depositary Shares, Warrants, Stock Purchase Contracts, OP Debt Securities, OP Guarantees and BXP Guarantees, are subject to the following additional qualifications:

i.

Our opinions set forth above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

ii.

We express no opinion with respect to any provision of any documents setting forth terms relating to the BXP Debt Securities, Warrants, Stock Purchase Contracts, OP Debt Securities, OP Guarantees and BXP Guarantees (collectively, the “Subject Documents”) relating to: (a) non-reliance, exculpation, disclaimer, limitation of liability, indemnification, contribution, waiver, limitation or exclusion of remedies; (b) liquidated damages, forfeitures, default interest, late charges, make-whole premiums, payment of attorneys’ fees, collection upon acceleration of amounts that might be determined to constitute unearned interest thereon, or other economic remedies, in each case to the extent it constitutes a penalty or is prohibited by law; (c) concepts of materiality, reasonableness, good faith, fair dealing or unconscionability; (d) governing law (except for the enforceability of any provision choosing New York law as a Subject Document’s governing law pursuant to the statutes referred to in paragraph iii below); (e) the waiver of the right to trial by jury or of usury, stay, extension and similar laws; (f) rights or remedies not being exclusive, not preventing the concurrent assertion of any other right or remedy, being cumulative and exercisable in addition to any other right and remedy, or any delay or omission to exercise any right or remedy not impairing any right or remedy or not constituting a waiver thereof; (g) any obligation or agreement to use best efforts, reasonable best efforts or commercially reasonable efforts; (h) any requirement that a party take further action or enter into further agreements or instruments or provide further assurances; (i) any requirement that amendments or waivers be in writing

Boston Properties, Inc.

Boston Properties Limited Partnership

May 17, 2023

insofar as they suggest that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply; (j) service of process by any method not provided for under applicable statute or court rule; and (k) the severability of any provisions to the foregoing effect to the extent such provisions are unenforceable.

iii.

To the extent that any opinion set forth herein relates to the enforceability of choice of New York law, choice of New York forum or exclusive jurisdiction provisions in any of the Subject Documents, that opinion is rendered solely in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2010) and N.Y. CPLR 327(b) (McKinney 2010) and is subject to the qualification that such enforceability may be limited by public policy or other considerations of any jurisdiction, other than the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought and by constitutional limitations. With respect to waiving any objection to venue, our opinions are qualified in their entirety by N.Y. CPLR 510 (McKinney 2010). We call to your attention that courts of the State of New York, or federal courts of the United States of America located in New York, could decline to hear a case on grounds of forum non conveniens or similar doctrines limiting the availability of such courts as a forum for the resolution of disputes, irrespective of any agreement between the parties concerning jurisdiction. We express no opinion as to (a) any waiver of objections based on inconvenient forum or (b) venue or the subject matter jurisdiction of the federal courts of the United States.

iv.

Our opinions set forth above do not cover, without limitation, the following: the Defense Production Act of 1950, as amended, and the Foreign Investment Risk Review Modernization Act of 2018, including all implementing regulations thereunder; banking, tax, antitrust, trade regulation, anti-fraud or unfair competition laws; insolvency or fraudulent transfer; compliance with fiduciary duty requirements; pension or employee benefits; environmental or energy laws; Financial Industry Regulatory rules; stock exchange rules; consumer protection laws; utilities laws; foreign trade, national security, anti-terrorism, anti-money laundering laws; laws regulating derivatives, investment and brokerage services; or other laws customarily understood to be excluded even though they are not expressly stated to be excluded, except to the extent expressly covered.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

Boston Properties, Inc.

Boston Properties Limited Partnership

May 17, 2023

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP